UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 30, 2007

MAXCO, INC.
(Exact name of registrant as specified in its charter)

Michigan	0-2762	38-1792842
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1005 Charlevoix Dr. Suite 100, Grand Ledge, Michigan		48837
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (517) 627-1734

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

During March 2007, the board of directors of Maxco, Inc. (the “Company”) authorized bonus payments of $500,000 from the Company to each of Max A. Coon, President, and Eric L. Cross, Executive Vice President and Secretary. Simultaneous with the bonus, the board decreased Mr. Coon’s salary to $10,000 per month, and Mr. Cross’ salary to $8,000 per month. Additionally, during March 2007, the board authorized a bonus payment of $250,000 to Lawrence O. Fields, Chief Financial Officer and Treasurer. The Company has paid these bonuses effective March 31, 2007.

These bonuses were authorized by the board in view of the work done in closing the sale of the assets of Atmosphere Annealing, Inc., decreasing the continuing costs at the Company, and to assure the continuing involvement of the Company’s main officers.

Item 8.01 Other Events

On March 30, 2007, Maxco, Inc. issued a press release announcing that it is commencing a tender offer for the purchase of all shares of common stock held by shareholders of the Company owning 99 or less shares, as of the close of business on March 23, 2007. The Company will pay $7.50 for each share properly tendered. The offer will expire April 30, 2007 at 5:00 p.m., New York time, unless extended. Eligible shareholders who would like to accept the offer must tender all shares of common stock that they own. The press release is included herewith as Exhibit 99.1 and is incorporated herein by reference.

The information furnished pursuant to this Item 8.01 shall in no way be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit 99.1 Press release dated March 30, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Maxco, Inc.
(Registrant)

Date: April 3, 2007	/s/ Lawrence O. Fields
(Signature)

Lawrence O. Fields
Chief Financial Officer